EXHIBIT - 99.1

[Department of Justice seal]               DEPARTMENT OF JUSTICE

FOR IMMEDIATE RELEASE                                          AT
WEDNESDAY, APRIL 11, 2001                          (202) 616-2777
WWW.USDOJ.GOV/ATR                             TDD: (202) 514-1888

                JUSTICE DEPARTMENT REQUIRES NEWS CORPORATION
     AND CHRIS-CRAFT INDUSTRIES TO MAKE A DIVESTITURE IN SALT LAKE CITY

        DIVESTITURE OF CHRIS-CRAFT'S KTVX-TV TO PRESERVE COMPETITION

     WASHINGTON, D.C. -- The Department of Justice today announced that The News Corporation Limited and Chris-Craft Industries Inc. have agreed to sell a television station located in Salt Lake City in order to resolve antitrust concerns about the companies' $5.3 billion proposed merger. The Department said that without the divestiture, the deal would have been anticompetitive, resulting in higher prices for local or spot television advertising.

     The Department's Antitrust Division filed a lawsuit today in U.S. District Court in Washington, D.C. to block the proposed transaction. At the same time, the Department filed a proposed consent decree that, if approved by the court, will resolve the lawsuit and the Department's competitive concerns. Under the agreement, Chris-Craft Industries will divest KTVX-TV, a Salt Lake City ABC affiliate.

     According to the complaint, the proposed acquisition would have lessened competition substantially by combining News Corporation's KSTU-TV, a FOX affiliate, with Chris-Craft's KTVX-TV, an ABC affiliate, two stations that compete head-to-head in the Salt Lake City market. News Corporation would have owned two of the top four broadcast television stations in the Salt Lake City market with approximately 40 percent of the broadcast television spot advertising revenue. Under the terms of the proposed consent decree, News Corporation is required to sell Chris-Craft's KTVX-TV to a suitable purchaser, approved by the Department.

     "Without this divestiture, the businesses that purchase broadcast television spot advertising to reach customers in Salt Lake City would have lost a significant competitive alternative," said Constance K. Robinson, Director of Operations and Merger Enforcement of the Department's Antitrust Division. "This resolution ensures that those consumers will continue to have the benefits of competition, such as lower prices."

     News Corporation is headquartered in Sydney, Australia. Its subsidiary, FOX Television Holdings Inc., headquartered in Los Angeles owns 23 broadcast television stations in the United States. News Corporation also owns cable and satellite distribution businesses and produces films for the television and motion picture industries. News Corporation reported net revenues of approximately $11 billion in 2000.

     Chris-Craft, headquartered in New York City owns 10 broadcast television stations in the United States. The company reported television net revenues of approximately $492 million in 1999.

     As required by the Tunney Act, the proposed consent decree, along with the Department's competitive impact statement, will be published in the Federal Register. Any person may submit written comments concerning the proposed decree during a 60-day comment period to J. Robert Kramer II, Chief, Litigation II Section, Antitrust Division, U.S. Department of Justice, 1401 H Street, N.W., Suite 3000, Washington, D.C. 20530.